EXHIBIT 10(m)
                          -------------







                       EMPLOYMENT AGREEMENT
                             between

                      THE HYDRAULIC COMPANY
                               and

                         JACK E. MCGREGOR
                   dated as of January 1, 1990

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     THIS AGREEMENT, made effective as of January 1, 1990 by and between THE HYDRAULIC COMPANY (the "Company"), a Delaware corporation, and JACK E. McGREGOR, of 863 Old Academy Road,
Fairfield, Connecticut (the "Executive"),

                         WITNESSETH THAT:

     WHEREAS:

     1. The Executive is a principal officer of the Company and an integral part of its senior management who participates in the decision-making process relative to short and long-term planning and policy for the Company;

     2. The Board of Directors of the Company, at its meeting on December 19, 1989, determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the Company's administration and operations by entering into an employment agreement to retain the services of the Executive on an extended basis during a period of intended diversification; and

     3. The Executive is willing to continue to serve the Company as a member of its senior management on the terms and conditions set forth herein;

     NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

     1. Employment. The Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period stated in Paragraph 3 hereof and upon the other terms and conditions herein provided.

     2. Position and Responsibilities. During the period of his employment hereunder, the Executive agrees to serve as President of the Company for the period for which he is and shall from time to time be elected, as its Chief Executive Officer, and to be responsible for the general management of the affairs of the Company, reporting directly to the Board of Directors of the Company. During said period the Executive agrees to perform such services not inconsistent with his position as shall from time to time be requested of him by the Board of Directors including service, if elected, as an officer and director of any subsidiary or affiliate of the Company.

     3.   Term and Duties.

          (a) Term of Employment. The term of the Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six full calendar months thereafter, subject to extension as hereinafter provided. On the first day of each month following the date first above written, the

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term of the Executive's employment under this Agreement shall be automatically extended unless prior thereto the Company shall deliver to the Executive or the Executive shall deliver to the Company written notice that such term of employment shall not be extended, in which case such term shall end at the expiration of the then existing term of employment under this Agreement, including any previous extensions, and shall not be further extended except by agreement of the Company and the Executive. Any such automatic extension shall be for one additional full calendar month (for a total term upon such extension of thirty-six full calendar months), unless the Executive will attain age 62 prior to completion of thirty-six full calendar months following the extension date, in which case the term of the Executive's employment under this Agreement shall terminate on the last day of the month in which the Executive attains age 62.

          (b)  Duties.   During the period of employment
hereunder and except for illness or incapacity and reasonable vacation periods (which shall not be less than 25 days in any calendar year), the Executive's business time, attention, skill and efforts shall be exclusively devoted to the business and affairs of the Company and its subsidiaries; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for

           (i) serving as an officer, director or member of a committee of any company or organization involving no conflict of interest with the Company or any of its subsidiaries or affiliates,

          (ii) delivering lectures and fulfilling speaking engagements, and

         (iii) engaging in charitable and community activities, provided that such activities do not materially affect or interfere with the performance of the Executive's obligations to the Company.

     4.   Compensation.

          (a) For all services rendered by the Executive in any capacity during employment under this Agreement, including services as an executive, officer, director, or member of any committee of the Company or any subsidiary or affiliate thereof, the Company shall pay the Executive a base salary at the rate of not less than $200,000 per year, subject to such periodic increases as the Board shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of senior management employees. Such salary shall be payable in accordance with the customary payroll practices of the Company, but

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in no event less frequently than monthly.  Such
periodic increases in salary, once granted, shall not be subject to revocation.

          (b) Executive shall be entitled to participate in any Company incentive or bonus plan covering some or all of its executive officers that is in effect during the period of his employment hereunder and to receive benefits thereunder on a basis consistent with the overall administration and intent of any such plan and with past practice, if any, under such plan.

          (c) Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the Executive or for which the Executive may be or become eligible under any other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company or mandated by law. Specifically, the Executive shall:

           (i) Participate in the Company's Retirement Plan for Employees of The Hydraulic Company as well as any related program under any "excess benefit plan" that may be adopted during the period of the Executive's employment hereunder and in which the Executive is designated by the Company's Board of Directors to participate (hereinafter referred to collectively as the "Retirement Program");

          (ii) participate to the permitted extent the Executive wishes in The Employee Savings and Investment Plan of the Company and related program under any excess benefit plan (hereinafter referred to collectively as the "Thrift and Savings Program");

         (iii) participate in any Employee Stock Ownership Plan that may subsequently be adopted by the Company;

          (iv) participate in the salary continuation program in the event of death in accordance with Board policy for Company officers;

           (v) participate in the Company's death and disability benefit plans and its medical, dental and health and welfare plans;

               and

          (vi) participate in equivalent successor plans of the Company for which senior management employees are eligible;

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provided, however, that, subject to Paragraph 7(c)(iv), nothing in this Agreement shall preclude the Company from emending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company's senior management employees generally.

          (d) In addition to any life insurance benefits included in Paragraph 4(c) hereof, during the term of employment hereunder the Company agrees to obtain and maintain, for the purpose of providing a supplemental retirement benefit to the Executive, a policy of life insurance on the life of the Executive in the face amount of $300,000 (Guardsman Life Insurance Policy number U 800004942). The Company shall be the owner and beneficiary of said policy and shall receive all payments made under said policy as a means of funding the benefits payable under this Paragraph 4(d). Amounts payable to the Executive or to such beneficiary as he may designate in writing to the Company (the "Executives Beneficiary") under this Paragraph 4(d) shall be in addition to any retirement benefits which may be paid to the Executive under the Retirement Plan for Employees of The Hydraulic Company or any successor plan and shall be distributed in accordance with the following options and conditions:

           (i) Upon retirement at age 62, the Executive shall receive, at his option, which shall be exercised not later than October 1, 1996, either

               (A) the amount of $44,000 each year for a period of ten years, which amount would continue to be paid to the Executive's Beneficiary for the remainder of said ten-year period in the event of the Executive's death during said period, or

               (B)  the amount of $33,200 each year for the
                    remainder of his life;

          (ii) Should the Executive die while employed by the Company before reaching the age of 62, the Executive's Beneficiary shall receive, in addition to any other benefits which may be payable pursuant to any provision of Paragraphs 4(c) or 6 of this Agreement in connection with his death, the amount of $44,000 each year for a period of ten years following the Executive's death;

         (iii) If the Executive's employment with the Company is terminated for any reason other than one of those specified in Paragraph 7(a) of this Agreement by either the Company or the Executive before the Executive


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               reaches the age of 62, the Executive may
               elect, by notice to the Company upon such termination, either

               (A) to be paid each year for a period of ten years the amount which corresponds to his years of service (which service shall, in the event of termination pursuant to Paragraph 7(c) of this Agreement, include credit for the unexpired portion of the term of employment provided for in Paragraph 3(a) of this Agreement) as an employee of the Company as set forth on Exhibit A hereto, which amount would continue to be paid to the Executive's Beneficiary for the remainder of said ten-year period in the event of the Executive's death during said period,

               (B) to be paid each year for the remainder of his life the amount which corresponds to his years of service (which service shall, in the event of termination pursuant to Paragraph 7(c) of this Agreement, include credit for the unexpired portion of the term of employment provided for in Paragraph 3(a) of this Agreement) as an employee of the Company as set forth on Exhibit B hereto, or

               (C) to take ownership of said Guardsman life insurance policy and any cash value therein at the time of termination of employment, in which event the Executive shall, if prior to April 1, 1991, assume any remaining premium obligations and shall pay the Company such amount as may be necessary to achieve an equitable adjustment between the cash value of said policy at such time (which, in the event of termination pursuant to Paragraph 7(c) of this Agreement, shall be extended to the expiration of the term of employment provided for in Paragraph 3(a) of this Agreement) and the actuarial value of the benefits which would otherwise have been payable to the Executive pursuant to Paragraph 4(d)(iii)(A) or (B) hereof;

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          (iv) One-twelfth of the amount of annual benefits
               payable to the Executive pursuant to this Paragraph 4(d) shall, unless otherwise set forth in this Agreement or otherwise subsequently agreed to in writing by the parties hereto, be paid to the Executive on the first day of each month during the period in which such benefits are payable commencing with the month following the Executive's 62nd birthday or death, whichever is applicable, and continuing until all such benefits have been paid;

           (v) After April 1, 1991 the Executive, if still employed by the Company, may, as an alternative to the payment of benefits otherwise provided in this Paragraph 4(d), elect to take ownership of said Guardsman life insurance policy in its entirety subject, however, to a right of reversion to the Company in the event of forfeiture of benefits as set forth in Paragraph 4(d)(vi) hereof, which shall be reflected in an appropriate endorsement to said policy;

          (vi) Notwithstanding any provisions herein to the contrary, all supplemental retirement benefits and all other benefits provided pursuant to this Paragraph 4(d) and by or in connection with said Guardsman life insurance policy to the Executive or the Executive's Beneficiary shall be forfeited by the Executive if he remains in the employment of the Company after the month in which he reaches the age of 62, and the Company shall be entitled to surrender said Guardsman life insurance policy for its then cash value.

     5. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred in connection with the performance of the Executive's duties under this Agreement in accordance with such procedures as the Company may from time to time establish. The Company further agrees to furnish the Executive with a private office and a private secretary and such other assistance and accommodations, including an automobile and appropriate club membership, as shall be suitable to the character of the Executive's position with the Company and adequate for the performance of the Executive's duties under this Agreement.

     6. Additional Benefits. Nothing in this Agreement shall affect the Executive's eligibility to participate in all group health, dental, hospitalization, life, travel or accident or other

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insurance plans or programs and all other perquisites,
fringe benefits or retirement plans or additional compensation, including termination pay programs, which the Company may now or hereafter, in its sole and absolute discretion, make available to its senior management employees generally, and the Executive shall be eligible to receive, during the period of employment under this Agreement, all benefits and emoluments for which key employees are eligible under every such plan, program, perquisite or arrangement to the extent permissible under the general terms and provisions thereof.

     7.   Termination of Employment.    Notwithstanding any of
the provision of this Agreement, the Executive's employment under this Agreement may be terminated:

          (a) by the Company, in the event of the Executive's serious, willful misconduct in respect of the Executive's duties under this Agreement, including conviction for a felony or perpetration of a common law fraud which has resulted or is likely to result in material economic damage to the Company or any of its subsidiaries, by written notice to the Executive, specifying the event relied upon for such termination;

          (b) by either the Company or the Executive, if the Executive accepts employment or a consulting position with another Company; or

          (c) by the Executive, in the event any (i) failure to elect or reelect or to appoint or reappoint the Executive to the offices of President and Chief Executive Officer of the Company or other material change by the Company of the Executive's functions, duties or responsibilities which change would cause the Executive's position with the Company to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Paragraph 2 above, (ii) assignment or reassignment by the Company or by one of its subsidiaries of the Executive to another place of employment outside of Fairfield County, Connecticut, (iii) liquidation, dissolution, consolidation, or acquisition or merger of the Company, or transfer of all or substantially all of its assets other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder, or (iv) reduction in the Executive's total compensation and benefits, as specified in Paragraph 4 above and as currently provided, or other material breach of this Agreement by the Company or any of its subsidiaries, by thirty (30) days written notice to the Company, specifying the event relied upon for such termination and given within 180 days after such event.

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     8.   Payments Upon Termination of Employment.     In the
event of any termination by the Executive pursuant to Paragraph 7(c) above, or in the event the Executive's employment under this Agreement is terminated by the Company for any reason other than one of those specified in Paragraphs 7(a) or 7(b) above, the Company shall, as liquidated damages or severance pay, or both, promptly pay to the Executive and provide the Executive and the dependents, beneficiaries and estate of the Executive as follows:

          (a) The Company shall pay the Executive, at his option, either as a lump sum or in equal monthly installments over the unexpired portion of the term of employment provided for in Paragraph 3(a) above, a cash amount equal to the present value of the excess of (i) the salary provided in Paragraph 4(a) above, including the increases therein provided, for the unexpired portion of the term of employment provided for in Paragraph 3(a) above (commencing with the month in which termination shall have occurred) less the amounts, if any, the Executive would have paid in cash in respect of employee benefits provided for in Paragraph 4(c)(v) above if the Executive were still employed, over (ii) the amounts, if any, paid to the Executive pursuant to any severance or termination pay program or arrangement of the Company or any of its subsidiaries, provided, however, that in no event shall the amount paid hereunder exceed 2.9 times the Executive's annual salary.

          (b) The Company shall also pay the Executive a lump sum cash amount equal to the present value of the excess of (i) the aggregate benefit that would have been paid under the Retirement Program described in Paragraph 4(c)(i) above as in effect on the date first above written, if the Executive had continued to be employed at an annual rate of compensation equal to that used to calculate the payments provided by Paragraph 7(a) above, and to be entitled to service credit for eligibility and benefit purposes during the unexpired portion of the term of employment provided for in Paragraph 3(a) above, said benefit to be calculated on the basis of the higher of the Executive's salary for the 12 months immediately preceding the month in which termination shall have occurred or the compensation amount used in the benefit formula under said Retirement Program, and assuming that the Executive is fully vested in such benefit, over
(ii) the aggregate benefit actually payable under the Retirement Program and any successor retirement program of the Company consisting of a tax-qualified pension plan and a related excess benefit plan. In clarification of the immediately preceding sentence, the aggregate benefit that would have been paid under the Retirement Program shall be calculated as of the normal or early

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retirement date for which the Executive would have
qualified, assuming the Executive were still employed on that date and were fully vested in such benefit, and which would produce the highest present value.

          (c) The Company shall also pay the Executive a limp sum cash amount equal to the present value of the aggregate contributions or payments, if any, that would have been made by the Company or any of its subsidiaries under the Thrift and Savings Program and Employee Stock Ownership Plan described in Paragraph 4(c)(ii) and (iii) above or any successor program of the Company in effect on the date on which termination shall have occurred, if the Executive had continued to be employed, and to participate in the Thrift and Savings Program and Employee Stock Ownership Plan or such successor programs to the same extent as the Executive participated for the last month during which the Executive was permitted to participate, during the unexpired portion of the term of employment provided for in Paragraph 3(a) above at an annual rate of compensation equal to that used to calculate the payments provided by Paragraph 7(a) above.

          (d) For purposes of calculating the lump sum cash payments provided by Paragraphs 7(a), (b) and (c) above, present value shall be determined by using a discount factor equal to one percentage point below the prime rate as published in The Wall Street Journal as of the date on which termination shall have occurred.

          (e) For a period of 24 months (commencing with the month in which termination shall have occurred), the Executive shall continue to be entitled to all employee benefits provided for in Paragraph 4(c)(v) above, as if the Executive were still employed during such period under this Agreement, with benefits based upon the compensation used to calculate the payments provided by Paragraph 8(a) above, and if and to the extent that such benefits shall not be payable or provided under any such plan, the Company shall pay or provide such benefits on an individual basis. The medical, dental, health and welfare benefits provided for in Paragraph 4(c)(v) above, in accordance with this Paragraph 8(e) shall be secondary to any comparable benefits provided by another employer provided that an appropriate refund is made of any reduction in the amount paid pursuant to Paragraph 8(a)(i) which had assumed that such benefits would be primary.

     9. Source of Payments; Interest. All payments provided for in Paragraphs 4, 5, 6 and 8 above shall be paid in cash from the general funds of the Company. Any payments not

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made within thirty (30) days after termination or such time as they may otherwise be due hereunder shall bear interest at the interest rate used to establish the discount factor provided for in Paragraph 8(d). The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.

     10.  Litigation Expenses.

          (a) In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Executive for all reasonable costs and expenses relating to such litigation or other proceeding, including reasonable attorney's fees and expenses, provided that such litigation or proceeding results in any

           (i) settlement requiring the Company to make a payment to the Executive, or

          (ii) judgment or order in favor of the executive enforcing any provision of this Agreement or awarding any payment or other consideration to the Executive, regardless of whether such judgment or order is subsequently reversed on appeal or in a collateral proceeding.

In no event shall the Executive be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Company under this Paragraph 10 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

     11. Income Tax Withholding. The Company may withhold from any payments made under this Agreement all Federal, State, City or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     12.  Entire Understanding.    This Agreement contains the
entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Executive, including the employment agreement dated as of January 1, 1986, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

     13. Severability. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any

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respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company and the Executive shall be deemed reinstated as if this Agreement had not been executed.

     14.  Consolidation, Merger, or Sale of Assets.    Nothing in
this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to, another corporation or acquiring entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term, "the Company", as used herein shall mean such other corporation or acquiring entity and this Agreement shall continue in full force and effect.

     15. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

          (a)  to the Company:
               The Hydraulic Company
               835 Main Street
               Bridgeport, Connecticut   06601
               Attention:  Secretary

          (b)  to the Executive:
               Mr. Jack E. McGregor
               863 Old Academy Road
               Fairfield, Connecticut  06430

or to such other address as either party shall have previously specified in writing to the other.

     16. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrances, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, or any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     17. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

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     18.  Modification and Waiver. This Agreement may not be
modified or amended except by an instrument signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     19.  Headings of No Effect.   The Paragraph headings
contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     20. Governing Law. This Agreement and its validity interpretation, performance, and enforcement shall be governed by the laws of the State of Connecticut.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first above written.


ATTEST:                          THE HYDRAULIC COMPANY


____________________________     By _____________________________
                                          William S. Warner
                                        Chairman of the Board



                                   ______________________________
                                          Jack E. McGregor



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